                                                Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Retirement Savings Plan and Trust of Atmos Energy Corporation of our reports dated November 14, 2016 (except for the effects in the change in segments described in Note 3 and the discontinued operations described in Note 15, to which the date is April 12, 2017), with respect to the consolidated financial statements and schedule of Atmos Energy Corporation and the effectiveness of internal control over financial reporting of Atmos Energy Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Dallas, Texas
May 5, 2017